Exhibit 99.5

CONSENT OF J.P. MORGAN SECURITIES LLC

Concho Resources Inc.

600 West Illinois Avenue

Midland, TX 79701

Attention:  Board of Directors

Members of the Board:

We hereby consent to (i) the use of our opinion letter dated October 18, 2020, to the Board of Directors of Concho Resources Inc. (the “Company”) included in Annex D to the joint proxy statement/prospectus which forms a part of the registration statement on Form S-4 relating to the proposed merger of the Company and ConocoPhillips, and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC

Date: November 18, 2020